Exhibit 4.5

The Bank of New York Mellon Corporation

Deferred Compensation Plan

for Directors

2008

Important Notice

The information in this brochure reflects provisions that are in compliance with the American Jobs Creation Act of 2004 (AJCA) to the best of The Bank of New York Mellon Corporation’s understanding as of the date of this brochure. Although AJCA is final, several aspects of how the law will apply to the Plan are not clear. Final regulations were released in April 2007; however, there are some areas for which additional direction is still needed, and it is expected that further guidance will continue to be issued for some time. You will be notified when and how any changes affect your participation in The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors.

TABLE OF CONTENTS

2	Plan Advantages

3	The Plan

4	Key Features

5	Eligibility and Participation

6	Plan Deferrals

8	Taxation of Plan Deferrals

9	Account Earnings

15	Payment Elections

17	Benefit Distributions

18	Survivor Benefits

19	General Information

21	Taxation Questions and Answers

24	Contact Information

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

Building Wealth

If you had the financial resources, would you...

•	Give to your favorite charity?

•	Build the ultimate vacation home?

What if you could…

•	Accumulate wealth by deferring compensation today that you would otherwise pay in taxes?

•	Accumulate earnings on your deferred compensation without paying taxes until you receive payments?

And what if you could also…

•	Access your account for planned expenses like a new car or a vacation home?

•	Delay your payments until after you retire?

Prosperity begins with a Plan!

•	You are one of a very special group selected to take advantage of a unique opportunity.

•	Let us show how you can build long-term wealth and a more secure future.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	1

PLAN ADVANTAGES

Advantages of the Deferral Plan

The story of Bill and Susan

Two directors, Bill and Susan, are both 50 years old. They receive the same amount of compensation for their Board services. Bill invests his after-tax income; Susan uses her deferral plan to accumulate wealth. As you will see, Susan pays less income tax and saves $15,200 more than Bill.

	Bill	Susan
Gross Compensation	$40,000	$40,000
Amount saved in deferral plan	0	40,000
Taxable income	40,000	0
Income taxes at 38%	15,200	0
After-tax compensation	24,800	0
Amount invested outside Deferral Plan	24,800	0
Result:

Amount invested/saved	$24,800	$40,000

Susan’s savings compound tax-deferred earnings in the deferral plan. If Bill and Susan save for 5 years, allow their savings to grow until they leave the Board at age 70 and receive their savings over 15 years, the advantage of the deferral plan will be even more significant.

The chart below compares Bill and Susan’s total after-tax savings plus earnings.

Assumptions:

•	6% pretax earnings rate

•	38% income tax rate

•	Susan’s Deferral Plan benefit payments are taxed as ordinary income

•	Bill’s outside investment:

•	15% capital gains rate

•	70% stock, 75% turnover

•	30% bonds, 100% turnover

Susan’s after-tax wealth exceeds Bill’s by 54%.

This chart illustrates the impact of income tax deferral on after-tax results by assuming, hypothetically, that each alternative generates the same pretax rate of return. The hypothetical pretax rate is neither a representation of past performance nor a prediction of future results. The deferral plan balances consist of amounts contractually payable to the Director by the Corporation in the future, and not actual investments, while the Director owns the outside investment.

Conclusion

Deferring compensation can greatly enhance your retirement income, supplementing your qualified retirement programs, Social Security and other savings.

2	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

THE PLAN

How does the The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors (“the Plan”) work?

•	The amounts you elect to defer are credited to recordkeeping account(s) in your name.

•	Your account(s) are credited with tax-deferred earnings (or losses).

•	You determine when and how your benefits are paid within the terms of The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors (the “Plan”).

•	Payments from your accounts are subject to income tax when you receive them.

•	Your benefit payment may not be rolled over into a qualified retirement plan like an IRA.

•

The Bank of New York Mellon Corporation cannot secure your benefits against all risks without creating current taxation to you. Therefore, your benefits are at risk in such situations as the Corporation’s becoming insolvent or bankrupt.

Things to Consider

•	What are the advantages of the Plan?

•	What are my short-term and long-term financial goals?

•	How do my account(s) accumulate earnings?

•	When will I need the money?

•	Will I need to access my account(s) before I leave the Board?

•	What are the risks of participating?

Putting the Plan Into Action...

•

Read this Plan brochure carefully. It will answer most of your questions. We suggest that you contact your personal financial advisor to see how participating in the Plan will affect your financial goals.

•	Enroll by completing and returning the forms provided in your enrollment packet.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	3

KEY FEATURES

Enrollment Period

Each year, during the annual enrollment period, you will be given the opportunity to elect to defer your Board retainer, Board meeting fees, Board committee meeting fees (including pre-meeting fees), and other Board fees for the following Plan Year if eligible; or to make changes to your current elections.

Deferrals

You may defer:

•	Board Retainer

•	Board Meeting Fees

•	Board Committee Meeting Fees (including pre-meeting fees)

•	Other Board Fees

Earnings

You may choose from Variable Fund Options and BNY Mellon phantom stock for determining the tax-deferred rates of return to be credited to your deferrals.

Benefits

You may elect to begin receiving your benefits in a specific year while you are serving on the Board or when you retire. You may also elect to delay commencement up to 5 Januaries after your retirement. Benefits may be paid in a lump sum or in annual installments over 2 to 15 years.

4	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

ELIGIBILITY AND PARTICIPATION

You have an opportunity to participate in the first year of this new Plan by deferring compensation from your Board retainer or other Director’s fees. You must complete and return your forms to Buck Consultants no later than December 28, 2007.

Eligibility

You are eligible to participate in the Plan if:

•	You are a Director,

•	You are not serving as a salaried employee of The Bank of New York Mellon Corporation or one of its subsidiaries, and

•	You are not participating in another elective nonqualified deferred compensation plan of The Bank of New York Mellon Corporation or one of its subsidiaries.

Participation

Participation in the Plan is voluntary. To participate, complete and return the following enrollment forms to Buck Consultants.

1.	2008 Deferral & Payment Election Form

You must complete, sign and return if you wish to defer compensation earned in 2008. (If your form is not received by Friday, December 28, 2007, you will not be allowed to defer Board retainer and Board fees earned in 2008. Your next chance to elect to defer would be for Board retainer and Board fees earned in 2009 or later if eligible.)

Open between one and five accounts, as you choose, based on your financial planning objectives, by apportioning your deferrals among the account(s) you open.

Decide when and how you would like to receive the balance of each account you are opening now. Decide carefully, because any change to a distribution election made after December 31, 2008, will be subject to restrictions required by law, including a 5-year delay in commencement of payment. See Changing Your Payment Elections on page 16 for more information.

2.	Account Allocation Form

Make separate allocation(s) for account(s) you open, choosing from these tax-deferred earnings options for each account: Variable Fund Options and/or BNY Mellon phantom stock.

3.	Beneficiary Designation

Designate a beneficiary(ies) to receive any remaining Plan balance upon your death.

Submit all hard copy forms to:

Buck Consultants

Attn: Susan Schuler

500 Grant Street

Suite 2900

Pittsburgh, PA 15219

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	5

PLAN DEFERRALS

Accounts

The Plan provides 5 accounts. Your accounts will be paid, as you choose, in a specified year (even while you are serving as a Director) or at or after retirement. The number of accounts you open is determined by you based on your projected financial needs.

During the annual enrollment period in December 2007, you may open account(s) (up to your maximum of 5) by directing a percentage of your future deferrals to each new account. At future annual enrollments, you may elect to continue, increase, decrease or stop future deferrals into account(s) you already have established and you may open new accounts (up to your maximum of 5). You must elect a deferral and payout option for each account you open.

Deferrals will be credited in each account as you elect with earnings that reflect the return of the Variable Fund Options (see Account Earnings), or, for BNY Mellon phantom stock, earnings that reflect the performance of The Bank of New York Mellon Corporation common stock (see BNY Mellon Phantom Stock).

Deferrals made to Variable Fund Options must remain in Variable Fund Options until paid and may not later be allocated to BNY Mellon phantom stock. Deferrals allocated to BNY Mellon phantom stock must remain as BNY Mellon phantom stock until paid and may not later be allocated to Variable Fund Options.

You must also elect how each account you open will be paid to you. Please consider your financial plans carefully as you make these elections, because if you change payment elections after December 31, 2008, noteworthy restrictions will apply. Payment options are detailed under Account Payment Elections.

Your accounts are used solely for recordkeeping purposes. To comply with tax rules, no assets may actually be placed into these accounts in your name. The Bank of New York Mellon Corporation will provide you with quarterly statements summarizing the activity and balances of your accounts.

6	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

PLAN DEFERRALS

You must make your deferral election before earning the compensation to be deferred. During this year’s enrollment, you may elect to defer Board retainer and Board fees to be earned in 2008.

Deferral Elections

To comply with tax rules, deferral elections must be made before compensation being deferred is earned. Elections must be made during the annual enrollment period prior to January 1 of the calendar year in which the election takes effect.

You may make or change deferral elections only during annual enrollment periods. Your new elections will take effect for compensation to be earned beginning January 1 of the following year.

All deferral elections will automatically cease upon termination of service for any reason, including retirement or death.

In addition, if you elect to have an account paid to you while you are serving as a Director, deferrals into that account will automatically cease on December 31 preceding the year in which the account will commence payments. Compensation directed to the account being paid out will not be deferred. The earliest you may elect to reopen the account would be in the first enrollment period following your lump sum or final installment payment or during any subsequent enrollment period.

Restrictions on Deferral Changes

Your deferral elections for a calendar year are irrevocable after January 1. New deferral elections will be accepted during the next open enrollment period only and will apply to compensation to be earned beginning the following January 1. Your deferral elections may be reduced or waived in the event of an unforeseeable financial emergency with approval from the Corporate Benefits Committee of the Company or named successor committee (see Unforeseeable Financial Emergency).

Sources of Deferral

Your combined total deferrals from Board retainer and Board fees must be at least $2,000 per Plan year.

Board Retainer

You may defer a percentage of your Board retainer. The maximum deferral is 100% of your Board retainer.

Board Meeting Fees

You may defer a percentage of your Board meeting fees. The maximum deferral is 100% of your Board meeting fees.

Board Committee Meeting Fees (including pre-meeting fees)

You may defer a percentage of your Board committee meeting fees. The maximum deferral is 100% of your Board committee meeting fees.

Other Fees Received for Services Rendered as a Director

You may defer a percentage of any other fees you receive from The Bank of New York Mellon Corporation for services rendered to The Bank of New York Mellon Corporation as a Director. The maximum deferral is 100%.

Crediting of Deferrals

Deferrals will be credited to your account(s) on the date that the compensation would otherwise have been paid in cash.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	7

TAXATION OF PLAN DEFERRALS

Income Taxes

Although your annual statement of income will report your annual deferral amount, the amount deferred will not be included as taxable income. However, you will be required to pay federal and state income tax at the time you receive Plan benefits. Income taxes owed will be based on your tax rates that year.

Because the Plan is not a qualified plan, different rules apply to your benefit payment:

•	Your benefit payment cannot be rolled over into a qualified retirement plan or an individual retirement account (IRA).

•	Five- or ten-year income tax averaging is not allowed.

•	A 10% excise tax will not be assessed on early distributions (distributions prior to age 59 1/2), as in a qualified plan.

SECA Taxes

All Plan distributions will be subject to SECA (Self-Employment Contribution Act) taxes at the time you receive your benefit.

The American Jobs Creation Act of 2004 (AJCA)

The American Jobs Creation Act of 2004 enacted Section 409A of the Internal Revenue Code that applies to all nonqualified deferred compensation plans, effective January 1, 2005, for deferrals of compensation after December 31, 2004. This brochure describes terms of the Plan that are intended to comply with Section 409A. The Plan is being administered in good faith according to The Bank of New York Mellon Corporation’s best understanding of Section 409A. However, you, not the Company, would be liable for tax penalties associated with violations of Section 409A. These penalties could make your deferrals fully taxable and subject the amount to a 20% penalty plus approximately 9% interest. Therefore, we advise you to consult with your personal tax advisor about your participation in the Plan.

8	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

ACCOUNT EARNINGS

How are earnings credited to my account(s)?

Earnings on Your Accounts

During the open enrollment period, you will allocate your future deferrals in whole percentages to:

•	Variable Fund Options, and/or

•	BNY Mellon phantom stock

The options are discussed in the following pages.

You will have the opportunity to change how your future deferrals are allocated among the Variable Fund Options effective at the beginning of each calendar quarter. Once you have an account balance, you may reallocate it at the beginning of each calendar quarter, but reallocations of existing account balances are subject to significant restrictions (see Variable Fund Options and BNY Mellon Phantom Stock).

Earnings commence when deferrals are credited to your account(s). Earnings accumulate on a tax-deferred basis. You will not pay federal income taxes until you receive your benefits (see Income Taxes).

You should consider the length of time you have to compound earnings, your risk tolerance and your overall financial goals when choosing how to allocate your deferrals among the available earnings options.

The length of time you have to compound earnings will significantly affect the amount of investment risk you should take. You should consider your entire financial portfolio, including your full range of investments, when determining how to allocate your deferrals among the account earnings options. While your risk tolerance should be discussed with your financial advisor, the following guidelines can help to frame your discussion:

15 Years or More to Compound Earnings

Higher risk investments, like equities, are generally thought to provide the highest potential returns over time. With 15 or more years to compound earnings, you might consider allocating more of your balance to equity-type funds.

5 to 15 Years to Compound Earnings

If you know that you will receive your balance within 15 years, you might still consider higher risk investments, but may want to limit your exposure to shield your principal from possible negative returns that might take longer to recover than your time frame permits.

5 Years or Fewer to Compound Earnings

If you intend to receive your balance within 5 years, you have very little time to recover from negative earnings. You might consider avoiding high-risk funds.

We recommend that you discuss the Plan and your account allocation options with your financial advisor.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	9

ACCOUNT EARNINGS

Variable Fund Options

The Plan offers a variety of Variable Fund Options in an array of asset classes. Information about the Variable Fund Options, including their goals, performance history and brief fund descriptions is enclosed in your enrollment packet.

Account deferrals allocated to the Variable Fund Options will be credited with gains or losses that “mirror” the market performance of the funds you select, net of management fees and expenses. The market performance of the funds is used only as a benchmark for crediting gains or losses. You will not have any investment or other interest in the funds themselves.

It is important to note that your earnings under the Variable Fund Options are not guaranteed and that your balances are subject to normal investment risk. If the rate of return in the funds you select is positive, you will experience growth in your account. If the rate of return is negative, there will be a loss and a corresponding reduction in your account.

The Variable Fund Options may be changed by the Corporate Benefits Committee of the Company (or named successor committee). You will receive notice if any of the Variable Fund Options are changed.

Reallocation Restrictions

Amounts you defer into a Variable Fund Option may be reallocated to another Variable Fund Option once each quarter but may never be reallocated to BNY Mellon phantom stock (see “BNY Mellon Phantom Stock”). Amounts you defer into BNY Mellon phantom stock must remain as BNY Mellon phantom stock until paid; they may not be reallocated to Variable Fund Options. You may change allocations each quarter to adjust the amount of future compensation you will defer (future deferrals) into the Variable Fund Options, but not BNY Mellon phantom stock. You may adjust the amount of future compensation directed to BNY Mellon phantom stock only during the annual enrollment period for future earned compensation.

BNY Mellon Phantom Stock

Deferrals directed to BNY Mellon phantom stock will “mirror” the market performance of The Bank of New York Mellon Corporation common stock. If the market price of The Bank of New York Mellon Corporation common stock increases, your BNY Mellon phantom stock balance(s) will increase in value accordingly. If the market price of shares declines, there will be a loss and corresponding reduction in value of your BNY Mellon phantom stock balance(s).

If you hold BNY Mellon phantom shares on a dividend record date, BNY Mellon phantom dividends will be deemed to be credited to your account(s) and deemed to be reinvested in BNY Mellon phantom stock.

Amounts you defer into BNY Mellon phantom stock cannot later be allocated to a Variable Fund Option and must remain credited to BNY Mellon phantom stock until distribution. You may adjust the amount of future compensation directed to BNY Mellon phantom stock during the annual enrollment period for future earned compensation.

All distributions from BNY Mellon phantom stock will be made in shares of The Bank of New York Mellon Corporation common stock.

10	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

ACCOUNT EARNINGS

Special Provisions for Initial Deferrals Allocated to BNY Mellon Phantom Stock

The due date for your deferral election and the date of your first Board retainer payment for 2008 (early January) both will be during a blackout period for transactions in Company securities. Therefore, deferrals from the January retainer payment which you elect to go into BNY Mellon phantom stock will initially be credited to the SPDR Lehman 1-3 Month T-Bill Fund until February 1, 2008, at which time they will be transferred into BNY Mellon phantom stock at the then current market price. Thereafter, future compensation directed to BNY Mellon phantom stock will be credited to BNY Mellon phantom stock when it is deferred.

BNY Mellon Phantom Stock Earnings

The value of each share of BNY Mellon phantom stock will equal the closing price of Company common stock listed on the New York Stock Exchange (NYSE) on the date of each deferral and each other relevant valuation date. If the market is closed on any valuation date, the value of each BNY Mellon phantom share will be based on the closing price on the last preceding day on which the NYSE was open.

The market performance of The Bank of New York Mellon Corporation common stock is used only as a benchmark for crediting gains or losses. You will not have any investment or other interest in The Bank of New York Mellon Corporation common stock until your benefits are paid.

Balances credited to BNY Mellon phantom stock are not guaranteed to have earnings and are subject to investment risk. BNY Mellon phantom stock is subject to the ups and downs of the stock market as well as the Corporation’s performance and its long-term financial prospects. In addition, keep in mind that BNY Mellon phantom stock balances cannot be reallocated to Variable Fund Options.

You are urged to make informed decisions and to consider BNY Mellon phantom stock as one portion of an overall investment program. You should consider your entire financial portfolio, including your full range of investments and your ownership in Company stock, when considering whether to defer compensation to the BNY Mellon phantom stock accounts. As with all aspects of the Plan, we recommend that you consult your financial advisor before making your deferral elections to BNY Mellon phantom stock.

Information about the historical performance of The Bank of New York Mellon Corporation common stock is enclosed in your enrollment packet. Directors will receive online a copy of The Bank of New York Mellon Corporation Annual Report, which contains in-depth information about the Corporation’s financial performance and ongoing strategy, when the Annual Report and Proxy Statement are mailed to shareholders. To obtain a printed copy of the Annual Report, you may call the Corporation’s Corporate Secretary at (212) 635-6601 after the report is published.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	11

ACCOUNT EARNINGS

Distributions From Your BNY Mellon Phantom Stock

When benefits commence, your BNY Mellon phantom stock will be paid in Company common stock, in the form and on the date you elected for each account. For example, assume you elected to receive Account 1 as a lump sum and your BNY Mellon phantom stock balance is valued at $50,000 on the valuation date. Also assume Company common stock is trading at $50 per share on the valuation date. Under this scenario, you would receive 1,000 shares of common stock. You may then continue to hold your common stock or sell it on the open market.

Directors of The Bank of New York Mellon Corporation are deemed “controlling persons” of the Corporation. Such persons may resell shares of The Bank of New York Mellon Corporation common stock received upon distribution only in accordance with the provisions of Rule 144 or another exemption under the Securities Act of 1933. Shares attributed to compensation deferred during the calendar year 2008 will be deemed to be “restricted stock” acquired in an unregistered private placement of securities offered by the Company pursuant to the Plan. Rule 144 imposes a one year holding period before such stock may be resold. The holding period begins when the full purchase price is considered to have been paid for the restricted stock. For purposes of The Bank of New York Mellon Corporation common stock you may receive from the Plan, the beginning date(s) for the holding period will be the date(s) on which the compensation you designated for the BNY Mellon phantom stock fund would otherwise have been paid to you. After the completion of the one year holding period, you may sell the stock you acquire in compliance with the requirements of Rule 144.

Taxation of BNY Mellon Phantom Stock Distributions

As with all distributions from the Plan, the value of your common stock in The Bank of New York Mellon Corporation will be taxed as ordinary income in the year it is distributed, and federal, state and local taxes will be due.

You may elect to have any taxes due deducted from the cash portion of your benefits. Alternatively, you may elect to pay taxes due by having shares of The Bank of New York Mellon Corporation common stock withheld from your payment. For example, assume your stock benefits are 1,000 shares and the total value of your shares when paid is $50,000. Also assume your combined federal, state and local taxes due are $20,000. If you elected to receive shares net of taxes, your benefit would be 600 shares of Company common stock.

Securities Trading Policy & Applicable Securities Laws

Like any direct investment in The Bank of New York Mellon Corporation stock, your deferrals directed to BNY Mellon phantom stock are subject to the requirements of the Corporation’s policies regarding trading in The Bank of New York Mellon Corporation securities, including the Securities Trading Policy, and applicable securities laws. Please contact the Corporation’s General Counsel if you have any questions relating to the application of the securities laws or The Bank of New York Mellon Corporation’s policies to your elections to allocate to BNY Mellon phantom stock.

12	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

ACCOUNT EARNINGS

Restrictions and Reallocations

Reallocating Existing Account Balances - Variable Funds

You may change your Variable Fund allocation for existing account balances once each quarter. However, you may not reallocate your BNY Mellon phantom stock balances into the Variable Fund Options. Also, you may not reallocate your Variable Fund Option balances into BNY Mellon phantom stock.

Example:

Susan has the following balances in Account 1 on March 31:

BNY Mellon Phantom Stock	$100,000
Fund 1	$50,000
Fund 2	$25,000
Fund 3	$25,000

On March 31, she elects to reallocate her Variable Fund Option balances in Account 1 as follows:

Fund 1	70%
Fund 2	15%
Fund 3	15%

At the beginning of the day on April 1, her balances in Account 1 will be as follows:

BNY Mellon Phantom Stock	$100,000
Fund 1	$70,000
Fund 2	$15,000
Fund 3	$15,000

Automatic Rebalancing of Variable Fund Option Balances

Over time, each Variable Fund Option will perform differently and may eventually comprise a different percentage of an account’s variable balance from what you intended. The Plan provides a rebalancing option that allows your Variable Fund Option balances to be automatically adjusted quarterly to reflect your intended allocation. If you elect automatic rebalancing for an account, your Variable Fund Option balances will be rebalanced in the account at the beginning of every calendar quarter. If you do not make this election, your Variable Fund Option balances will not be rebalanced. Automatic rebalancing does not apply to BNY Mellon phantom stock balances.

Example:

Susan has elected to allocate her Variable Fund Option balances in Account 1 as follows:

Fund 1	70%
Fund 2	15%
Fund 3	15%

When she made this election, she also chose the automatic rebalancing option. On June 30, her account balance is as follows:

BNY Mellon phantom stock	$50,000
Fund 1	$85,000
Fund 2	$16,000
Fund 3	$16,500

Because she elected automatic rebalancing, her Variable Fund Option balances in Account 1 will be rebalanced on July 1, and her resulting beginning-of-day balances will be:

	Reallocated Balance	Reallocation Percent
BNY Mellon phantom stock	$50,000	n/a
Fund 1	$82,250	70%
Fund 2	$17,625	15%
Fund 3	$17,625	15%

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	13

ACCOUNT EARNINGS

Changing Your Account Allocation for Future Deferrals

You may change your Variable Fund Options allocation within each account for future deferrals once each quarter. Your new election will be effective on the first day of the following quarter. This option applies to Variable Fund Options only. You may adjust the amount of future compensation allocated to BNY Mellon phantom stock only during the annual open enrollment period for future earned compensation.

Example:

Susan is deferring $1,000 of her Board retainer and Board fees per month into Account 1. Her deferral allocation is as follows:

	Allocation Percent Elected	Monthly Amount
Fund 1	50%	$500
Fund 2	25%	$250
BNY Mellon Phantom Stock	25%	$250

On March 31, she elects to change her Variable Fund Options deferral allocation as follows:

	New Variable Fund Options Allocation Percent Elected	Amount/Pay Period Beginning With the First Pay Period in April
Fund 1	50%	$375
Fund 2	50%	$375
BNY Mellon Phantom Stock	n/a	$250

Although Susan is able to change the amount of future compensation allocated to Variable Fund Options effective April 1, she must continue to allocate the same amount as before to BNY Mellon phantom stock. As noted above, she may change her allocation to BNY phantom stock only during the annual open enrollment.

14	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

PAYMENT ELECTIONS

You are considered retired under the Plan when your Board service terminates.

Account Payment Elections

You may elect to have an account paid in a specific year or at or after retirement. You are eligible for retirement under the Plan when you terminate service from the Board.

You must specify the payment commencement date and form of payment for each account you open. You may choose to have benefits commence:

•	In January of a specified year while in service (not to exceed the 5th January after retirement)

•	Upon retirement (lump sum payment only)

•	Any January following retirement (not to exceed the 5th January after retirement)

If you choose commencement in January of a specified year, the earliest year you may choose for commencement is the year after your first deferral into the account. For example, if you elect in fall 2007 to defer Board retainer earned in 2008 into Account 1, the earliest you may elect to have Account 1 paid is January 2009.

You may choose to have benefits paid in

•	A lump sum, or

•	Annual payments over 2 to 15 years

Please consider your payment elections carefully as changes after December 31, 2008 are subject to restrictions (see Changing Your Payment Elections). If you do not make a payment election when you open an account, your balance in that account will be paid in a lump sum upon your retirement.

Under current law, benefits paid over a period that is less than 10 years may be subject to income taxes from the state in which you earned the benefit, even if you do not reside in such state while receiving benefits.

Earnings After Retirement

After you retire:

•	You will continue to have the same Variable Fund reallocation options for existing balances that you had when you were in active service with The Bank of New York Mellon Corporation.

•	Your BNY Mellon phantom stock balances will continue to “mirror” the performance of The Bank of New York Mellon Corporation common stock.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	15

PAYMENT ELECTIONS

If you change a payment election after December 31, 2008, restrictions noted here will apply, including a five-year delay in the commencement of payment.

Changing Your Payment Elections

You may change your payment elections once annually. However, any election changes you make after December 31, 2008 will be subject to the following restrictions required by the American Jobs Creation Act of 2004 and the Plan:

•	Election changes will not be permissible within 12 months of the previously elected commencement date

•	New elections will not take effect for 12 months

•	Payment will be delayed at least five years from the previously elected commencement date

•	Payment commencement date cannot be accelerated

•	No changes will be allowed if the previously elected commencement date is at age 65 or later

Example 1

When making her initial payment election, Susan elects to receive Account 1 in 5 annual installments commencing the third January after retirement. Susan will never be able to change this election, because the law would require payment to be delayed by 5 years, but the Plan requires benefits to commence no later than the 5th January after retirement. For example, assume the following:

•	Susan wants to change her election to 15 annual installments from 5

•	With the change, her benefit would be delayed 5 years and would be scheduled to commence 8 Januaries after retirement

•	Because the Plan requires payment to commence no later than the 5th January after retirement, Susan cannot change her election

Susan’s Plan benefits would be paid according to her original election.

Example 2

In contrast, Paul initially elects to have his account paid in a lump sum upon retirement. If he later wants to change this election, he could do so, because the 5-year delay required by the law would change commencement to the 5th January after retirement, which is allowed under the Plan. Paul could choose payment in a lump sum or in 2 to 15 annual installments.

AJCA strictly regulates distributions and subjects them to substantial tax penalties if its regulations are violated (see The American Jobs Creation Act of 2004). If upon retirement or termination it is found that a payment election change did not comply with AJCA regulations, benefits will be paid according to the most recent valid election on file. Participants, not The Bank of New York Mellon Corporation, are responsible for ensuring payment election changes are compliant with AJCA.

16	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

BENEFIT DISTRIBUTIONS

If I experience an unforeseeable financial emergency, may I access my money?

Disability

If you retire due to a disability, each of your accounts will be paid in the form and on the date you elected, and you will be entitled to the same options available to a retiree.

Unforeseeable Financial Emergency

Unforeseeable financial emergency withdrawal rules for the Plan, as determined by the American Jobs Creation Act of 2004, are significantly more stringent than those governing qualified plans; therefore, you should assume that it will be difficult to access your balance prior to the distribution date(s) you elect.

In this Plan, an “unforeseeable financial emergency” means an unexpected, critical financial need resulting from an illness or accident affecting you, your spouse or your dependent; a casualty loss; or a similar extraordinary and unforeseeable occurrence beyond your control. The unforeseeable financial emergency must meet the provisions for an “unforeseeable emergency” under Internal Revenue Code Section 409A.

If you experience an unforeseeable financial emergency, you may apply to withdraw from your account(s) an amount reasonably necessary to meet the unforeseeable financial emergency plus related taxes. This amount must take into account any insurance that will relieve your losses and other assets you can liquidate without causing severe financial hardship.

Upon a determination of an unforeseeable financial emergency by the Corporate Benefits Committee of the Company (or named successor committee) and payment of a lump sum to relieve it, your deferrals will cease for the remainder of the current calendar year and for the next full calendar year.

Payment Date

The commencement of payments from your accounts will depend on the timing and form of payment you elected. Annual installments scheduled to be paid in a specified year while you are serving on the Board or after retirement will commence in the applicable January. Lump sum payments scheduled upon retirement will generally occur within 60 days after the end of the month in which you retire.

Valuation Date

The Valuation Date will be the last day of the month preceding the Payment Date. For example, a lump sum payment due in January will be based on your account valuation as of December 31.

Small Balance

The Bank of New York Mellon Corporation reserves the right to pay your account in a lump sum if the total account balance when payment commences is less than the amount set by Section 402(g) of the Internal Revenue Code. This amount is $15,500 for 2008 and is subject to change each January 1.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	17

SURVIVOR BENEFITS

What happens if I die before receiving all of my account balances?

Beneficiary Designation

You may designate one or more beneficiaries to receive any Plan benefit remaining unpaid when you die. You may change your beneficiary designation at any time (unless you have made an irrevocable designation) by requesting a form from Human Resources.

Pre-Retirement Survivor Benefits

If you die while serving as a Director with The Bank of New York Mellon Corporation, your beneficiary will receive your remaining account balance(s) in accordance with your Pre-Retirement Survivor Benefit election, commencing as soon as practicable after your death. You may elect to have your Pre-Retirement Survivor Benefit paid in a lump sum or in 2 to 15 annual installments. If you do not make a payment election, your Pre-Retirement Survivor Benefit will be paid to your beneficiary in a lump sum.

Your survivor may continue to allocate Variable Fund Option balances among the Variable Funds offered under the Plan. BNY Mellon phantom stock balances will be paid in The Bank of New York Mellon Corporation common stock (see BNY Mellon Phantom Stock).

You may change your Pre-Retirement Survivor Benefit payment election at any time. A 5-year delay in commencement will not apply. However, after December 31, 2008, any change will not be effective for 12 months.

Post-Retirement Survivor Benefits

Benefits will be paid out in the form that you elected. If benefits have not commenced, they will begin as soon as practicable after your death. Your survivor may continue to allocate Variable Fund Option balances among the Variable Funds offered under the Plan. BNY Mellon phantom stock balances will continue to be credited with earnings that “mirror” the performance of The Bank of New York Mellon Corporation common stock.

Benefit If Survivor Dies While Receiving Payments

If your survivor dies while receiving payments, the remaining account balance will be paid to your survivor’s estate in a lump sum.

18	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

GENERAL INFORMATION

What are the risks if I defer into the Plan?

What has the Company done to reduce those risks?

Benefit Security

The Bank of New York Mellon Corporation has promised to pay you certain benefits under the Plan. However, unlike qualified plans, this “nonqualified” plan promise is unfunded and unsecured. In a qualified plan, funds are set aside for you that neither the Company nor its creditors may use for any other purpose. In contrast, if the Company were to set aside funds to pay nonqualified benefits, these benefits would be currently taxable to you. Therefore, your deferral accounts are bookkeeping entries only; benefits will be paid from The Bank of New York Mellon Corporation’s general assets. In the event the The Bank of New York Mellon Corporation becomes bankrupt or insolvent, payment of your benefits will depend upon the Company’s ability to satisfy the claims of all of its creditors.

Trust

The Bank of New York Mellon Corporation may adopt a special Trust to help provide protection against the risk that a new owner may be unwilling to pay benefits. In the event of a change in control or at such other time as determined by the Company, a deposit could be made to the Trust, after which the Trust would administer the benefit payments to participants.

Non-Application of ERISA

This Plan is not a “qualified pension, profit-sharing or stock bonus plan” within the meaning of Section 401(a) of the Internal Revenue Code of 1986, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Plan Administration

The Corporate Governance and Nominating Committee of The Bank of New York Mellon Corporation Board of Directors has authority to oversee the Plan. The Corporate Governance and Nominating Committee may appoint other corporate committees or officers to take actions with respect to the Plan.

The Corporate Benefits Committee of the Company (or named successor committee) has been appointed to administer the Plan. The Corporate Benefits Committee of the Company is currently composed of five of The Bank of New York Mellon Corporation’s senior officers. The Corporate Benefits Committee of the Company has the right to interpret the Plan document and generally to decide all matters that might arise under the terms of the Plan.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	19

GENERAL INFORMATION

Amendment and Termination of the Plan

The Bank of New York Mellon Corporation reserves the right to amend or terminate the Plan, in part or in whole, at any time. No Plan amendment or termination of the Plan may decrease your account balances earned prior to the date of such Plan amendment or termination.

Plan Recordkeeping

Buck Consultants is the recordkeeper for the Plan. You should promptly review all communications you receive from the recordkeeper, including quarterly benefit statements and e-mails.

Planned Registration Under the Securities Act of 1933

The Company plans to file a registration statement with the Securities and Exchange Commission covering the Plan in the first quarter of 2008. We will notify you of such filing and at that time these materials will be part of the registration statement and considered to constitute the prospectus. Any decisions that you may make concerning your participation in the Plan after the time the registration statement has been filed should be made based on the information contained in these materials, including documents that the Company has filed with the Securities and Exchange Commission which are incorporated therein by reference. These documents will include all reports and documents filed by The Bank of New York Mellon Corporation (SEC File No. 000-52710) with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after July 1, 2007. You may get copies of any of these SEC filings by visiting EDGAR on the SEC Web site at www.sec.gov or by calling the Corporate Secretary at (212) 635-6601.

You will also receive a copy of The Bank of New York Mellon Corporation’s Annual Report to shareholders and proxy statement when the report and proxy statement are mailed to shareholders. You may receive an additional copy of the Annual Report or the proxy statement by making a written or oral request to the Corporate Secretary, The Bank of New York Mellon Corporation, One Wall Street, 9th Floor, New York, New York 10286; telephone (212) 635-6601.

This is a summary of the main provisions of the Plan. The official and controlling provisions of the Plan are contained in the Plan document. In case of any conflict with this brochure, the Plan document will govern.

20	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

TAXATION QUESTIONS & ANSWERS

The following is intended as general information, and is subject to change. It is not to be considered as tax advice. Participants are advised to consult their tax advisor regarding consequences of participating in the Plan. The Plan does not qualify under Section 401(a) of the Internal Revenue Code.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	21

TAXATION QUESTIONS AND ANSWERS

Do I pay federal income taxes on deferrals into the Plan or earnings when credited to my account?

No. As long as your deferrals are elected before you earn compensation which you defer, you will not be deemed to be in constructive receipt of the amount deferred or the interest earned on the amount deferred. For federal and state tax purposes, you will not be taxed until you actually receive this money. Localities generally follow the federal rules on this issue.

How are Plan benefits taxed to me?

Plan benefits paid to you are taxed as ordinary income when received and are subject to income tax at the rates applicable in the year of receipt.

Is my distribution eligible to be rolled over to an IRA?

No, because this is not an IRS tax-qualified plan. When electing a Plan distribution, we encourage you to seek professional advice to determine the best course of action for your financial circumstances.

Will deferring my director’s compensation change the amount of my SECA taxes?

Yes. Your SECA taxes will be payable on compensation when received, regardless of when earned.

Will I pay SECA taxes when I take my distribution?

Yes. Under current law, SECA taxes are owed when payments are received, not earned.

Will deferring my director’s compensation affect any Social Security benefits I am currently receiving?

No. Prior to age 70, director’s compensation is included in annual earnings for purposes of reducing your current Social Security benefits regardless of whether it is deferred or received. After age 70, Social Security benefits are not reduced by annual earnings.

Will deferring my director’s compensation affect the amount of Social Security benefits I will receive in retirement?

Perhaps. Your Social Security benefits are based on compensation you have received and paid SECA taxes on.

Will Plan benefit payments I receive during retirement decrease my Social Security benefits?

No. Benefit payments are not included in annual earnings and will not reduce Social Security benefits.

22	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

TAXATION QUESTIONS AND ANSWERS

Will Plan benefit payments I receive in retirement increase my income taxes?

Possibly. Benefit payments are subject to federal (and some state and local) income taxes. Benefit payments can also increase the portion of Social Security benefits subject to federal income tax. (The portion of Social Security benefits subject to income tax ranges from 50% to 85% depending on your additional income.) Check with your tax advisor regarding the effect of benefit payments on taxation of your Social Security benefits.

Will the Plan benefits paid to my beneficiaries be included in my gross estate for federal estate tax purposes?

Yes. The present value of the benefit at the time of your death is included. If, however, your beneficiary is your spouse and the benefit qualifies for the estate tax marital deduction, there will be no federal estate tax on your estate. If estate tax is payable on the benefit, an income tax deduction may be available in the amount of any estate tax paid. Check with your tax advisor regarding the effect of estate tax laws on your personal financial circumstances.

How are Plan benefits taxed to my beneficiaries?

Plan benefits paid to your beneficiaries are taxed as ordinary income in the year received subject to a potential income tax deduction for estate taxes previously paid by the estate of the Plan Participant. However, an income tax deduction may be available for any estate taxes paid on the benefits.

The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment	23

CONTACT INFORMATION

Contact Information

If you have any questions, please contact:

Carrie Stokes

Human Resources Department

The Bank of New York Mellon Corporation

Room 700, One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Telephone:    (412) 234-5868

Facsimile:     (412) 234-2016

© 2007 MullinTBG

24	The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors	2008 Enrollment

One Wall Street

New York, NY 10286

Deferred Compensation Plan for Directors

Plan Highlights

You have the opportunity to participate in The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors, called “the Plan” in this document. The Plan provides substantial tax advantages to help you build your financial security.

These highlights summarize the key features of the Plan. You can find more detailed information in the Plan brochure in this packet. The official and controlling provisions of the Plan are contained in the Plan document. In the case of any discrepancies, the Plan document will govern.

Plan Feature	Description

Plan Year	Calendar year 2008

Deferral Elections	Minimum Total Plan Deferral – $2,000 per year

Board Retainer – Maximum: 100%

Board Meeting Fees (including pre-meeting fees) – Maximum: 100%

Board Committee Meeting Fees – Maximum: 100%

Other Board Fees Received for Services Rendered – Maximum: 100%

To defer 2008 compensation, you must file a deferral election during the December 2007 open enrollment period.

Accounts	• May open up to 5 accounts

• Each account paid at a specified date, or at or after retirement. A separate form of payment may be elected for each account (see Benefit Payment Options)

Earnings on Deferrals	For each account - May allocate deferrals to receive earnings that reflect the return on:

• Variable Fund Options – credited with gains or losses that “mirror” the market performance of market-style funds offered through the Plan

• BNY Mellon phantom stock - credited with gains or losses that “mirror” the market performance of The Bank of New York Mellon Corporation common stock

Benefit Payment Options	May make separate form and commencement elections for each account:

Form of Distribution

• Lump sum, or

• Annual installments over 2 to 15 years

Commencement

• January of specified year while serving on the Board (not to exceed the 5th January after retirement)

• Upon retirement (lump sum only)

• Any January following retirement (not to exceed the 5th January after retirement)

Payment Election Changes	May change form and commencement of benefits once annually. Election changes made starting January 1, 2009 will be subject to the following restrictions:

• Election changes will not be permissible within 12 months of commencement

• New election will not take effect for 12 months after the change is made

• Payment will be delayed at least five years from the previously elected commencement date

• Payment commencement date cannot be accelerated

• No changes will be allowed if elected commencement date is at age 65 or later

Survivor Benefits	• Pre-Retirement: Benefit paid according to your election – lump sum or 2 to 15 annual installments

• Post-Retirement: Remaining balance paid in the same form that you elected for retirement

• During Distribution Period: Survivor may continue to allocate account balance among the available earnings rate options

(continued)

Plan Year 2008	Page 1

Plan Highlights	Deferred Compensation Plan for Directors

Plan Feature	Description

Unforeseeable Financial Emergency	• You (or upon your death, your beneficiary), may request access to account balance in case of unforeseeable financial emergency

• If request is approved, paid in a lump sum; deferrals cease for the remainder of the current year and for the following full calendar year

Definition of “Unforeseeable Financial Emergency”: Must be a “severe financial hardship” resulting from an “unforeseeable emergency,” such as an illness or accident to you or your immediate family; any withdrawal must take into account any insurance or assets you can liquidate without causing severe financial hardship

Retirement Eligibility	Upon termination from the Board

Page 2	PlanYear 2008

Deferred Compensation Plan for Directors

2008 Deferral & Payment Election Form

PARTICIPANT INSTRUCTIONS

Name:_________________________________________________________________________________

Social Security Number:________________________________________________________________________

You must complete, sign and return this form to Buck Consultants on or before Friday, December 28, 2007 in order to participate in the Deferred Compensation Plan for Directors in 2008. If you do not, you will not be enrolled in the plan in 2008. Your next opportunity to participate will be in 2009.

The following information describes important features regarding deferral and payment elections.

Step 1. Board Retainer/Board Meeting Fees/Board Committee Meeting Fees/Other Board Fees Deferral Elections

•	Are effective the January 1 following the enrollment period in which the deferral was elected.

•	Election is irrevocable for 2008, but may be changed for following year(s) only during an open enrollment period.

Step 2. Account Payment Elections

•	Use this form to make payment elections for any account you open at this enrollment.

•

Under a special transitional rule of the IRS, you may change existing payment elections for accounts in this plan with few restrictions until December 31, 2008. You are limited to changing payment elections for a given account to once annually, however. In addition, between January 1, 2008 and December 31, 2008, you cannot change payment elections to accelerate payments into 2008.

•	Changes in payment elections made after December 31, 2008 will be restricted as follows:

•	May be made only once annually

•	Must be made at least 12 months prior to the previously elected commencement date

•	Will not take effect for 12 months after the change is made

•	Must delay the commencement of payment at least 5 years from the previously elected commencement date

•	May not accelerate the commencement date

•	Will not be permitted if the previously elected commencement date is at age 65 or later

Step 3. Pre-Retirement Survivor Benefit Election

•	Use this form to elect how your beneficiary will be paid in the event of your death while you are serving on the Board.

Beneficiary Designation

•

Complete and return the form in the packet to name a beneficiary to receive your unpaid Plan balance in the event of your death. You may name or change a beneficiary designation at any other time by completing and returning a form available from Human Resources.

2008 Deferral & Payment Election Form

STEP 1 - DEFERRAL ELECTIONS

	Part 1. Decide on your deferral amount.	g	Part 2. Allocate your deferral among available accounts.

A.	BOARD RETAINER DEFERRAL ELECTION

The maximum deferral is 100%.

	I irrevocably elect to defer from my Board Retainer earned and paid in 2008:		Account 1	Account 2	Account 3	Account 4	Account 5	TOTAL

		g	%	%	%	%	%	=100%

________% per year (whole percentage)

B.	BOARD MEETING FEES DEFERRAL ELECTION

The maximum deferral is 100%.

	I irrevocably elect to defer from my Board Meeting Fees earned and paid in 2008:		Account 1	Account 2	Account 3	Account 4	Account 5	TOTAL

		g	%	%	%	%	%	=100%

________% per year (whole percentage)

C.	BOARD COMMITTEE MEETING FEES DEFERRAL ELECTION

The maximum deferral is 100%.

	I irrevocably elect to defer from my Board Committee Meeting Fees earned and paid in 2008:		Account 1	Account 2	Account 3	Account 4	Account 5	TOTAL

		g	%	%	%	%	%	=100%

________% per year (whole percentage)

D.	OTHER BOARD FEES DEFERRAL ELECTION

The maximum deferral is 100%.

	I irrevocably elect to defer from my Other Board Fees earned and paid in 2008:		Account 1	Account 2	Account 3	Account 4	Account 5	TOTAL

		g	%	%	%	%	%	=100%

________% per year (whole percentage)

Deferred Compensation Plan for Directors

PAYMENT ELECTIONS

Please carefully consider your payment elections, as changes made after December 31, 2008 will be subject to the restrictions described on Page 1.

Under current law, benefits paid over a period of less than 10 years may be subject to income taxes from the state in which you earned the benefit, even if you do not reside in such state while receiving benefits.

STEP 2 - ACCOUNT PAYMENT ELECTIONS	(If you do not have an election on file for an account you have opened, it will be paid in a lump sum at retirement.)

The Deferred Compensation Plan for Directors allows you to elect up to 5 accounts. Each account opened needs a commencement date and form of payment. Be sure you make payment elections for each account to which you deferred in Step 1 on Page 2 of this form. You may change existing payment elections up to once annually. Restrictions will apply, especially after December 31, 2008.

	Payment Commencement Date	Form of Payment
	(choose one for each account elected)	(choose one for each account elected)

Account 1	☐ January of year ______ (not to exceed the 5th January after retirement)	☐ Lump sum ☐ Annual payments for ______ years
	☐ At retirement (lump sum only)	(enter 2 – 15 years)
☐ ______ January following retirement
(enter 1st, 2nd, 3rd, 4th or 5th; not to exceed the 5th)

Account 2	☐ January of year ______ (not to exceed the 5th January after retirement)	☐ Lump sum ☐ Annual payments for ______ years
	☐ At retirement (lump sum only)	(enter 2 – 15 years)
☐ ______ January following retirement
(enter 1st, 2nd, 3rd, 4th or 5th; not to exceed the 5th)

Account 3	☐ January of year ______ (not to exceed the 5th January after retirement)	☐ Lump sum ☐ Annual payments for ______ years
	☐ At retirement (lump sum only)	(enter 2 – 15 years)
☐ ______ January following retirement

(enter 1st, 2nd, 3rd, 4th or 5th; not to exceed the 5th)

Account 4	☐ January of year ______ (not to exceed the 5th January	☐ Lump sum
	after retirement)	☐ Annual payments for ______ years
	☐ At retirement (lump sum only)	(enter 2 – 15 years)

☐ ______ January following retirement
(enter 1st, 2nd, 3rd, 4th or 5th; not to exceed the 5th)

Account 5	☐ January of year ______ (not to exceed the 5th January	☐ Lump sum
	after retirement)	☐ Annual payments for ______ years
	☐ At retirement (lump sum only)	(enter 2 – 15 years)
☐ ______ January following retirement
(enter 1st, 2nd, 3rd, 4th or 5th; not to exceed the 5th)

2008 Deferral & Payment Election Form	Deferred Compensation Plan for Directors

STEP 3 - PRE-RETIREMENT SURVIVOR PAYMENT ELECTION

If I die before distribution of my account commences, I elect to have my account balance paid to my beneficiary as follows (select one):

☐ Lump sum	☐ Annual payments over ______ years
(2 – 15)

If you do not make a payment election, your Pre-Retirement Survivor Benefit will be paid to your beneficiary in a lump sum. You may change this election, but any change after December 31, 2008 will not be effective for 12 months.

PARTICIPANT CERTIFICATION

I understand that these elections apply to balances and deferrals under the Deferred Compensation Plan for Directors. I further understand that my payment elections:

•	Are subject to the American Jobs Creation Act of 2004 and Internal Revenue Code Section 409A.

•	May not be amended except as permitted by the Corporation.

I acknowledge receipt of materials containing a summary of the consequences of Plan participation.

I understand that the deferral and payment elections above shall become effective January 1, 2008.

I understand that during the next annual enrollment period, I will be given the opportunity to make new deferral elections as permitted by the Corporation. My new deferral elections must be received by mail prior to the plan year for which the new elections will become effective.

This form must be signed, dated and returned no later than December 28, 2007.

Participant Signature	Date

Please return this form to:

Buck Consultants

Attn: Susan Schuler

500 Grant Street, Suite 2900

Pittsburgh, PA 15219

We recommend that you keep a photocopy of this form for your records.

Deferred Compensation Plan for Directors
Account Allocation Form

Name (Last, First, Middle Initial)	Social Security Number

If you are deferring retainer or fees in 2008, you must make a Future Deferrals allocation election. Please make your election on this form, and then sign, date and return it by December 28, 2007 to Buck Consultants.

Step 1 - Earnings Options Allocations

Deferral Allocations: I hereby elect to have account(s) I have opened credited with rate(s) that “mirror” the actual performance of one or more of the earnings options listed below (BNY Mellon phantom stock and Variable Funds) as I have marked in the Future Deferrals column(s). I understand that earnings for all options can be positive or negative.

Automatic Rebalance of Variable Fund Balances (optional): If I elect to have my Variable Fund balances in my account(s) automatically rebalanced at the beginning of each calendar quarter, I have marked the percentages and box in the Rebalance column(s) accordingly. I understand that automatic rebalancing will not affect any BNY Mellon phantom stock. If I do not make an automatic rebalancing election, my account(s) will not be automatically rebalanced.

	All Open Accounts				Account 1				Account 2
Earnings Options	Future Deferrals		Rebalance		Future Deferrals		Rebalance		Future Deferrals		Rebalance
• BNY Mellon Phantom Stock		%				%				%
Variable Fund Options
• SPDR Lehman 1-3 Month T-Bill Fund		%		%		%		%		%		%
• iShares Lehman 1-3 Year Treasury Bond Fund		%		%		%		%		%		%
• iShares Lehman Aggregate Bond Fund		%		%		%		%		%		%
• iShares Russell 1000 Value Index Fund		%		%		%		%		%		%
• SPDR S&P 500 Fund		%		%		%		%		%		%
• iShares Russell 1000 Growth Fund		%		%		%		%		%		%
• MidCap SPDR Fund		%		%		%		%		%		%
• iShares Russell 2000 Index Fund		%		%		%		%		%		%
• iShares MSCI EAFE Index Fund		%		%		%		%		%		%
• iShares MSCI Emerging Markets Index Fund		%		%		%		%		%		%
• iShares Dow Jones U.S. Real Estate Index Fund		%		%		%		%		%		%
Total	100%		100%		100%		100%		100%		100%
Choose one: I elect quarterly automatic rebalancing, or			☐				☐				☐
Do not rebalance my account			☐				☐				☐

	Account 3				Account 4				Account 5
Earnings Options	Future Deferrals		Rebalance		Future Deferrals		Rebalance		Future Deferrals		Rebalance
• BNY Mellon Phantom Stock		%								%
Variable Fund Options
• SPDR Lehman 1-3 Month T-Bill Fund		%		%		%		%		%		%
• iShares Lehman 1-3 Year Treasury Bond Fund		%		%		%		%		%		%
• iShares Lehman Aggregate Bond Fund		%		%		%		%		%		%
• iShares Russell 1000 Value Index Fund		%		%		%		%		%		%
• SPDR S&P 500 Fund		%		%		%		%		%		%
• iShares Russell 1000 Growth Fund		%		%		%		%		%		%
• MidCap SPDR Fund		%		%		%		%		%		%
• iShares Russell 2000 Index Fund		%		%		%		%		%		%
• iShares MSCI EAFE Index Fund		%		%		%		%		%		%
• iShares MSCI Emerging Markets Index Fund		%		%		%		%		%		%
• iShares Dow Jones U.S. Real Estate Index Fund		%		%		%		%		%		%
Total	100%		100%		100%		100%		100%		100%
Choose one: I elect quarterly automatic rebalancing, or			☐				☐				☐
Do not rebalance my account			☐				☐				☐

(continued)

Account Allocation Form	Deferred Compensation Plan for Directors

Step 2 - Participant Signature

I understand the deferrals I allocate to BNY Mellon phantom stock must remain as BNY Mellon phantom stock (i.e., I may not later transfer a phantom stock balance into Variable Funds). Conversely, I understand that deferrals I allocate to the Variable Fund Options cannot later be transferred to BNY Mellon phantom stock. I understand that deferrals from the Board retainer payment payable in early January 2008 allocated to BNY Mellon phantom stock will be held temporarily in the SPDR Lehman 1-3 Month T-Bill Fund until February 1, 2008 and that allocation elections for Variable Funds will take effect with my first deferral in January 2008.

I understand that the Bank of New York Mellon Corporation may not necessarily invest in any earnings options I have chosen. However, my account(s) will be credited with earnings as if they were invested in my selections.

Participant Signature	Date

Please return this form to:

Buck Consultants

Attn: Susan Schuler

500 Grant Street, Suite 2900

Pittsburgh, PA 15219

We recommend that you keep a photocopy of this form for your records.

Deferred Compensation Plan for Directors
Beneficiary Designation Form

STEP 1 - Participant Information (please print)

Social Security Number:

Last Name	First Name	Middle Initial

This form is a legal document; its execution may have significant legal and tax consequences. You are urged to consult your tax and legal advisors before executing this document. The Bank of New York Mellon Corporation is not responsible if you do not properly complete or execute a beneficiary designation. The following Beneficiary Designation is applicable to account balances attributable to deferrals made to the Deferred Compensation Plan for Directors (“the Plan”).

STEP 2 - Beneficiary Designation

Instructions: List each beneficiary who is to share in any payment due under the Plan). State specifically what percentage of the total amount to be paid is to be received by each beneficiary. Use first, middle and last names (for example, Mary Susan Jones, not Mrs. William J. Jones). If you indicate a trust, specify the exact name, federal tax identification number and date of the trust.

I hereby designate the individual(s), charity, estate or trust named hereafter as my primary beneficiary or beneficiaries (and contingent beneficiary or beneficiaries) to receive any applicable survivor benefits under the Plan designated above, subject to the “Special Provisions” set forth below.

PRIMARY BENEFICIARY (Check appropriate box[es] below)

☐  Spouse                                ☐  Children                                ☐  Trust                                ☐  Other

Name of Beneficiary (Individual(s), Charity or Estate)	Social Security or Tax I.D. #	Relationship	%

Name of Trust: __________________________________________________________________________________________

Trustee(s):        __________________________________________________________________________________________

Trust Tax ID#: _______________________________________ Date of Trust: ________________________________________

Provided, however, that if no Primary Beneficiary shall survive me by at least sixty days, the following shall be my beneficiary:

CONTINGENT BENEFICIARY (Check appropriate box[es] below)

☐  Spouse                                ☐  Children                                ☐  Trust                                ☐  Other

Name of Beneficiary (Individual(s), Charity or Estate)	Social Security or Tax I.D. #	Relationship	%

Name of Trust:

Trustee(s):

Trust Tax ID#: _______________________________________ Date of Trust: ________________________________________

(continued)

Beneficiary Designation Form	Deferred Compensation Plan for Directors

STEP 3 - Marriage Provisions and Spousal Consent

Check one:

☐	I hereby certify that I AM NOT MARRIED. I understand that if I later marry, this Beneficiary Designation will be invalid unless the person I previously designated as my primary beneficiary becomes my spouse, and any survivor benefits will be paid in accordance with the Plan.

☐	I hereby certify that I AM MARRIED. I am designating my spouse as my sole primary beneficiary. I understand that if I become divorced from my spouse, this Beneficiary Designation will be invalid, and any survivor benefits will be paid in accordance with the Plan. Spouse’s signature not required.

☐	I hereby certify that I AM MARRIED. I am designating a person other than my spouse as a primary beneficiary. I understand that if my spouse or I reside in a community property state (Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin), that my spouse’s consent may be required to make this Beneficiary Designation effective. Because the appropriate form for such spousal consent may vary, I will consult my own legal counsel with any questions I may have regarding the necessity and form of spousal consent.

I hereby agree to the beneficiary(ies) designated above:

Spouse’s Signature	Date

STEP 4 - Special Provisions

I understand that if I have not designated my children as equal beneficiaries, unless another method of payment is specified on or attached to this Beneficiary Designation Form, the following provisions shall apply. If no percentages are indicated, the survivor benefits shall be divided equally among my primary beneficiaries who are surviving on the date of my death. If percentages are indicated, and if any of my primary beneficiaries shall die before me, his or her share of the survivor benefits (which would have been due had such beneficiary survived me) shall be divided among my surviving primary beneficiaries in proportion to the respective percentages shown for my surviving primary beneficiaries. If none of my primary beneficiaries survives me, then the survivor benefits shall be divided among my surviving contingent beneficiaries equally or, if percentages are indicated, in proportion to the respective percentages shown for my surviving contingent beneficiaries.

I understand that if I have designated my children as equal primary or contingent beneficiaries, unless another method of payment is specified on or attached to this Beneficiary Designation Form, the following provisions shall apply. All my present and future children shall receive survivor benefits in equal shares, and if any of my children do not survive me, such deceased child’s share shall be paid in equal shares to the surviving children, if any, of such deceased child.

STEP 5 - Participant Signature and Company Acknowledgment

I revoke any previous revocable Beneficiary Designation made by me under the Plan, and I reserve the full right to revoke this Beneficiary Designation at any time by a subsequent written Beneficiary Designation (unless I have otherwise provided for on this Beneficiary Designation Form). I understand that this Beneficiary Designation will become effective only upon delivery to and acknowledgment by the Plan Recordkeeper.

PARTICIPANT SIGNATURE	RECORDKEEPER ACKNOWLEDGMENT OF RECEIPT

Signature	Signature and Title

Date	Date

☐ Check if Beneficiary Designation includes attachment	☐ Attachment received by Recordkeeper

Please return this form to: Buck Consultants, Attn: Susan Schuler, 500 Grant Street, Suite 2900, Pittsburgh, PA 15219

We recommend that you keep a photocopy of this form for your records.

Deferred Compensation Plan for Directors

VARIABLE FUND OPTIONS AND BNY MELLON PHANTOM STOCK AT A GLANCE

For performance data, please refer to the Historical Fund Performance table on the other side of this sheet.

Exchange-Traded Fund	Objective and Highlights of Strategy

SPDR Lehman 1-3 Month T-Bill Fund	The SPDR Lehman 1-3 Month T-Bill Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of an index that tracks the 1-3 month sector of the United States Treasury Bill market. There is no assurance that the price and yield performance of the Index can be fully matched.

iShares Lehman 1-3 Year Treasury Bond Fund	The iShares Lehman 1-3 Year Treasury Bond Fund seeks to approximate the total rate of return that correspond generally to the price and yield performance, before fees and expenses, of the short-term sector of the United States Treasury market as defined by the Lehman Brothers 1-3 Year US Treasury Index.

iShares Lehman Aggregate Bond Fund	The iShares Lehman Aggregate Bond Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Lehman Brothers U.S. Aggregate Index.

iShares Russell 1000 Value Index Fund	The iShares Russell 1000 Value Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization value sector of the U.S. equity market, as represented by the Russell 1000 Value Index. The index represents approximately 50% of the total market capitalization of the Russell 1000 Index.

SPDR S&P 500 Fund	The SPDR S&P 500 ETF represents a unit investment trust established to accumulate and hold a portfolio of the equity securities that comprise the Standard & Poor’s 500 Composite Stock Price Index. SPDRs seek investment results that, before expenses, generally correspond to the price and yield performance of the Standard & Poor’s 500 Composite Stock Price Index. There is no assurance that the price and yield performance of the S&P 500 Index can be fully matched.

iShares Russell 1000 Growth Fund	The iShares Russell 1000 Growth Index Fund seeks investment returns that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization growth sector of the U.S. equity market, as represented by the Russell 1000 Growth Index. The index represents approximately 50% of the total market capitalization of the Russell 1000 Index.

MidCap SPDR Fund	MidCap SPDRs, Standard & Poor’s MidCap 400 Depositary Receipts, represents a unit investment trust established to accumulate and hold a portfolio of the equity securities that comprise the Standard & Poor’s MidCap 400 Index. MidCap SPDRs seek investment results that, before expenses, generally correspond to the price and yield performance of the Standard & Poor’s MidCap 400 Index. There is no assurance that the price and yield performance of the S&P MidCap 400 Index can be fully matched.

iShares Russell 2000 Index Fund	The iShares Russell 2000 Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as represented by the Russell 2000 Index. The index represents the approximately 2,000 smallest companies in the Russell 3000 Index.

iShares MSCI EAFE Index Fund	The iShares MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index.

iShares MSCI Emerging Markets Index Fund	The iShares MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index.

iShares Dow Jones U.S. Real Estate Index Fund	The iShares Dow Jones U.S. Real Estate Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, to the performance of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.

BNY Mellon Phantom Stock	Description

BNY Mellon Phantom Stock	The price of the common stock of The Bank of New York Mellon Corporation as of the close of each trading day on the New York Stock Exchange determines the value of BNY Mellon phantom stock in the Plan. If the Corporation’s common stock pays a dividend, BNY Mellon phantom stock account balances in the Plan will receive an equivalent credit which will be deemed to be reinvested in BNY Mellon phantom stock.

(continued)

Historical Performance of Variable Fund Options and BNY Mellon Phantom Stock	DCPD

HISTORICAL PERFORMANCE AS OF OCTOBER 31, 2007

Exchange-Traded Fund	Expense Ratio	YTD	1 Year Annualized	3 Year Annualized	5 Year Annualized	10 Year Annualized
SPDR Lehman 1-3 Month T-Bill Fund	0.13%	Please Note: Due to the fund’s recent inceptiondate, May 25, 2007, historical performance forthe time period above is not available.
Benchmark: Lehman Brothers 1-3 Month U.S. Treasury Index	n/a	4.09%	4.97%	4.07%	2.87%	3.67%
iShares Lehman 1-3 Year Treasury Bond Fund	0.15%	5.22%	5.72%	3.40%	2.73%	n/a
Benchmark: Lehman Brothers 1-3 Year U.S. Treasury Index	n/a	5.22%	5.76%	3.48%	2.83%	4.64%
iShares Lehman Aggregate Bond Fund	0.24%	4.47%	5.06%	3.60%	n/a	n/a
Benchmark: Lehman Brothers Aggregate Bond Index	n/a	4.78%	5.38%	3.88%	4.41%	5.91%
iShares Russell 1000 Value Index Fund	0.20%	5.86%	10.67%	14.43%	16.17%	n/a
Benchmark: Russell 1000 Value Index	n/a	5.98%	10.83%	14.62%	16.39%	9.11%
SPDR S&P 500 Fund	0.09%	10.78%	14.44%	13.04%	13.73%	6.99%
Benchmark: Standard & Poor’s 500 Index	n/a	10.87%	14.56%	13.16%	13.88%	7.10%
iShares Russell 1000 Growth Fund	0.20%	16.32%	19.00%	12.65%	12.39%	n/a
Benchmark: Russell 1000 Growth Index	n/a	16.51%	19.23%	12.87%	12.61%	4.81%
MidCap SPDR Fund	0.25%	13.64%	16.66%	15.57%	17.37%	11.98%
Benchmark: Standard & Poor’s Midcap 400 Index	n/a	13.93%	17.02%	16.02%	17.78%	12.38%
iShares Russell 2000 Index Fund	0.20%	6.22%	9.35%	13.61%	18.54%	n/a
Benchmark: Russell 2000 Index	n/a	6.12%	9.27%	13.69%	18.67%	8.01%
iShares MSCI EAFE Index Fund	0.34%	17.40%	24.57%	23.13%	22.93%	n/a
Benchmark: MSCI EAFE Index (USD)	n/a	17.60%	24.91%	23.44%	23.21%	9.26%
iShares MSCI Emerging Markets Index Fund	0.75%	44.50%	62.68%	42.59%	n/a	n/a
Benchmark: MSCI Emerging Markets Index (USD)	n/a	46.57%	64.24%	41.29%	36.41%	12.31%
iShares Dow Jones U.S. Real Estate Index Fund	0.48	-5.73%	-2.65%	15.20%	21.02%	n/a
Benchmark: Dow Jones Wilshire REIT Index	n/a	-3.55%	-1.24%	17.93%	23.52%	13.30%

BNY Mellon Phantom Stock		YTD	1 Year Annualized	3 Year Annualized	5 Year Annualized	10 Year Annualized
BNY Mellon Phantom Stock*	n/a	19.59%	36.99%	15.24%	15.05%	9.28%

Investment performance figures are based on historical results and are not intended to suggest future performance, nor are they a prediction of future results. Values shown are total returns, i.e., they are the sum of interest and dividends plus changes in capital value and net of the expense ratio. The historical annualized performance is for the applicable 12-, 36-, 60- and 120-month periods ending October 31, 2007. Exchange-Traded Fund returns and Benchmark returns were provided by Morningstar and Bloomberg. BNY Mellon phantom stock returns were provided by Bloomberg. The benchmarks shown are for comparison only and have no investment management fees or any other fund expenses. It is not possible to invest in an index. The source for expense ratios and fund objectives for iShares funds was the iShare website, www.ishares.com. The source for expense ratios and fund objectives for SPDR funds was the American Stock Exchange website, www.amex.com.

*	The Bank of New York Mellon Corporation was formed by a merger of The Bank of New York Company, Inc. and Mellon Financial Corporation on July 2, 2007. Results for BNY Mellon phantom stock before July 2, 2007 are based on performance of the common stock of The Bank of New York Company, Inc.

December 2007